Exhibit 8.2

                         [HUNTON & WILLIAMS LETTERHEAD]



                                                              November 14, 1996



EZ Communications, Inc.
10800 Main Street
Fairfax, Virginia  22030

                        Merger of EZ Communications, Inc.
                     Into American Radio Systems Corporation
                       Certain Federal Income Tax Matters

Ladies and Gentlemen:

         We have acted as counsel to EZ Communications, Inc. ("EZ"), a Virginia corporation, in connection with the proposed merger of EZ with and into American Radio Systems Corporation ("American"), a Delaware corporation, (the "Direct Merger") or, in the alternative if American so elects, the proposed merger of EZ corporation and wholly-owned subsidiary of American formed for purposes of effecting such merger (the "Subsidiary Merger"). The Subsidiary Merger will be effected in lieu of the Direct Merger only if American's Board of Directors determines that the consent of the holders of certain debt of EZ cannot be obtained on terms satisfactory to American. In either event, the separate corporate existence of EZ will cease, and either American or American Subsidiary, as applicable, will continue as the surviving corporation. The term "Merger" is used herein to refer to either the Direct Merger or the Subsidiary Merger, as applicable.

         EZ has outstanding two classes of stock, Class A Common Stock and Class B Common Stock (collectively, "EZ Common Stock"). The two classes are identical except for differences in voting rights. In the Merger, each outstanding share of EZ Common Stock, except any shares for which the holder exercises and perfects the statutory right to an appraisal ("Dissenting Shares"), will be converted into the right to receive (i) $11.75 in cash and (ii) 0.9 of a share of American Class A Common Stock (the "Merger Consideration"). Any EZ shareholder who otherwise would become entitled to a fractional share of American Class A Common Stock as a result of the Merger will receive cash from American in lieu of the fractional share. If the Subsidiary Merger is effected, American will provide the funds to pay the cash portion of the Merger Consideration and the cash paid for any Dissenting Shares. Each outstanding option issued by EZ to purchase EZ Common Stock will be converted into an option to purchase a number of shares of American Class A Common Stock equal to the product of 0.9 multiplied by the number of shares of EZ Common Stock that the option holder is entitled to purchase under the option.


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EZ Communications, Inc.
November 14, 1996
Page 2

         You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion, we have reviewed the Agreement and Plan of Merger. In giving this opinion, we have reviewed the Agreement and Plan of Merger dated as of August 5, 1996, as amended and restated as of September 27, 1996, among EZ, American, and American Subsidiary; the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Merger (the "S-4"); and such other documents as we have considered necessary. In addition, officers of EZ and American, as appropriate, have advised us as follows:

                  1. The fair market value of the Merger Consideration received by an EZ shareholder in exchange for EZ Common Stock will be approximately equal to the fair market value of EZ Common Stock surrendered in exchange.

                  2. None of the compensation received by any shareholder-employee of EZ will be separate consideration for, or allocable to, any shares of EZ Common Stock; none of the Merger Consideration received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  3. The payment of cash in lieu of fractional shares of American Class A Common Stock is solely for the purpose of avoiding the expense and inconvenience to American of issuing fractional shares and does not represent separately bargained-for consideration. The total cash that will be paid in the Merger in lieu of fractional shares of American Class A Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to EZ shareholders in exchange for their EZ Common Stock.

                  4. No share of EZ Common Stock has been or will be redeemed in anticipation of the Merger, and EZ has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Merger.

                  5. American has no plan or intention to reacquire any of the American Class A Common Stock issued in the Merger or to make any extraordinary distribution with respect to such stock.

                  6. There is, and on the effective date of the Merger (the "Effective Date") there will be, no plan or intention by the EZ shareholders to sell, exchange, or otherwise dispose of a number of shares of American Class A Common Stock received in the Merger that would reduce the EZ shareholders' ownership of American Class A Common Stock to a number of shares having a fair market value, as of the Effective Date, of less than 50 percent of the formerly outstanding EZ Common Stock as of the Effective Date. Dissenting Shares and shares of EZ Common Stock and American Class A Common Stock held by EZ shareholders and sold, redeemed, or otherwise disposed of are considered in making the preceding determination.



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EZ Communications, Inc.
November 14, 1996
Page 3

                  7. Following the Merger, American, or if the Subsidiary Merger is effected, American Subsidiary, will continue the historic business of EZ or use a significant portion of EZ's historic business assets in a business.

                  8. The liabilities of EZ that will be assumed by American, or if the Subsidiary Merger is effected, by American Subsidiary, and the liabilities, if any, to which assets of EZ are subject were incurred and, as of the Effective Date, will have been incurred by EZ in the ordinary course of business.

                  9. There is, and on the Effective Date there will be, no intercorporate indebtedness existing between (a) EZ or any subsidiary of EZ and
(b) American or any subsidiary of American, provided, however, that prior to the Effective Date American may acquire, in market transactions or otherwise, some or all of certain publicly held indebtedness of EZ (the "EZ Public Debt").

                  10. Neither American nor any subsidiary of American (a) owns beneficially any EZ Common Stock or will acquire any EZ Common Stock in anticipation of the Merger, (b) has transferred or will transfer cash or other property to EZ or any subsidiary of EZ in anticipation of the Merger, or (c) has made or will make any loan to EZ or any subsidiary of EZ in anticipation of the Merger.

                  11. On the Effective Date, the fair market value of the assets of EZ transferred to American, or if the Subsidiary Merger is effected, to American Subsidiary, will exceed the sum of EZ's liabilities assumed by American plus the amount of liabilities, if any, to which the assets are subject.

                  12. There is, and on the Effective Date there will be, no plan or intention for American or American Subsidiary to sell or otherwise dispose of any of the assets of EZ acquired in the Merger, except for dispositions made in the ordinary course of business.

                  13. American, EZ, and the EZ shareholders will pay their respective expenses, if any, incurred in connection with the Merger, except that all filing fees and all transfer and other taxes incurred by American and EZ will be shared equally by American and EZ.

                  14. For each of EZ, American, and if the Subsidiary Merger is effected, American Subsidiary, less than 50 percent of the fair market value of its total assets consists of stock and securities, or less than 80 percent of the fair market value of its total assets consists of assets held for investment. For purposes of the preceding sentence, (a) total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities; (b) a corporation's total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market of the subsidiary's stock owned by the corporation) of the assets owned by any such


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EZ Communications, Inc.
November 14, 1996
Page 4

subsidiary; (c) the term "securities" includes, among other things, partnership interests other than interests held as a managing general partner; and (d) an asset is held for investment if it is held primarily for gain from appreciation in value and/or for the production of passive income (including royalties, rents, dividends, and interest).

                  15. At all times during the five-year period ending on the Effective Date, the fair market value of all EZ's United States real property interests has been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest; (y) EZ is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust or estate in which EZ is a partner or beneficiary; and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by EZ, in the case of a first-tier subsidiary of EZ, or by a controlled corporation, in the case of a lower-tier subsidiary.

                  16. Any shares of American Class A Common Stock received in exchange for shares of EZ Common Stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services, and
(b) are  subject to a  substantial  risk of  forfeiture  within  the  meaning of section 83(a) of the Internal Revenue Code (the "Code") will be subject to substantially the same risk of forfeiture after the Merger.

                  17. No outstanding EZ Common Stock acquired in connection with the performance of services was or will have been acquired within six months before the Effective Date by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an option granted more than six months before the effective date of the Merger.

                  18. EZ has not filed, and holds no asset subject to, a consent pursuant to section 341(f) of the Code and regulations thereunder.

                  19. EZ is not a party to, and holds no asset subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and regulations thereunder.

         Also, specifically with respect to the Subsidiary Merger, such officers of EZ and American have advised that:



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EZ Communications, Inc.
November 14, 1996
Page 5

                  20. American Subsidiary will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by EZ immediately before the Merger. For this purpose, any amounts paid by EZ or American Subsidiary (to the extent not paid with funds contributed by American) for (a) expenses related to the Merger,
(b) the cash portion of the Merger Consideration, and (c) Dissenting Shares, and any redemptions and distributions (except for regular, normal dividends) made by EZ in connection with the Merger, will be included as assets of EZ held immediately before the Merger.

                  21. American Subsidiary has outstanding only one class of stock, and American owns all the outstanding shares of such class. Following the Merger, American Subsidiary will not issue additional shares of its stock that would result in American's owning directly less than 80 percent of the total combined voting power of all classes of American Subsidiary's voting stock or less than 80 percent of each class of American Subsidiary's nonvoting stock.

                  22. There is, and on the Effective Date there will be, no plan or intention to liquidate American Subsidiary, to merge American Subsidiary into another corporation, or to sell or otherwise dispose of any stock of American Subsidiary, unless tax counsel to American, and Hunton & Williams, have advised that any such merger, liquidation, sale or other disposition would not adversely affect the qualification of the Subsidiary Merger as a tax-free reorganization under the Code.

         On the basis of the foregoing, and assuming that (a) with respect to any nonresident alien or foreign entity that is a shareholder of EZ, EZ will comply with all applicable statement and notification requirements (if any) of Treasury Regulation (S) 1.897-2(g) & (h), and (b) the Merger will be consummated in accordance with the Agreement and Plan of Merger, we are of the opinion that (under existing law) for federal income tax purposes.

                  1. The Direct Merger, if effected, will be a reorganization within the meaning of section 368(a) (1) (A) of the Code, and the Subsidiary merger, if effected, will be a reorganization within the meaning of section 368(a) (1) (A) by reason of section 368(a) (2) (D) of the Code.

                  2. EZ will not recognize gain or loss (a) on the transfer of its assets to American, or if the Subsidiary Merger is effected, to American Subsidiary, in exchange for the Merger Consideration and the assumption of EZ's liabilities, or (b) on the constructive distribution of the Merger Consideration to the EZ shareholders. We express no opinion, however, whether EZ will recognize any income, gain or loss as a result of American's acquisition of some or all of the EZ Public Debt or the ownership by American of some or all of the EZ Public Debt as of the Effective Date.

                  3. An EZ shareholder will recognize gain realized on the exchange of his shares of EZ Common Stock for the Merger Consideration (including any fractional share interest) to the extent of the amount of cash received (excluding cash paid in lieu of a


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EZ Communications, Inc.
November 14, 1996
Page 6

fractional share of American Class A Common Stock). Whether any part of the gain recognized will be taxable as a dividend will be determined pursuant to section 356(a) (2) of the Code, and we express no opinion whether any gain will be taxable as a dividend. No loss will be recognized on the exchange.

                  4. Cash received by an EZ shareholder in lieu of a fractional share of American Class A Common Stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code. Accordingly, an EZ shareholder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the fractional share interest.

                  5. The aggregate basis of the shares of American Class A Common Stock (including any fractional share interest) received in the Merger by an EZ shareholder will be the same as the aggregate basis of the shares of EZ Common Stock exchanged therefor, decreased by the amount of cash received (excluding cash received in lieu of a fractional share) and increased by the amount of gain recognized by such shareholder (excluding gain recognized with respect to the receipt of cash in lieu of a fractional share).

                  6. The holding period for shares of American Class A Common Stock (including any fractional share interest) received by an EZ shareholder in the Merger will include the holding period for the shares of EZ Common Stock exchanged therefor, if such shares of EZ Common Stock are held as a capital asset on the Effective Date.

         We are also of the opinion that the material federal income tax consequences of the Merger to EZ shareholders are fairly summarized in the S-4 under the headings "Summary-- Certain Federal Income Tax Consequences to Holders of EZ Common Stock." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under the latter heading. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                     Very truly yours,

                                                     /s/ Hunton & Williams
                                                     HUNTON & WILLIAMS


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